Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of W&T Offshore, Inc. for the registration of various debt and equity securities and to the incorporation by reference therein of our report dated March 30, 2006, with respect to the consolidated financial statements of W&T Offshore, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

March 31, 2006